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                                                                      Exhibit 8



                                 August 31, 1999



Carolina Power & Light Company
411 Fayetteville Street Mall
Raleigh, NC 27601


                         CAROLINA POWER & LIGHT COMPANY
                          FORMATION OF HOLDING COMPANY
                       CERTAIN FEDERAL INCOME TAX MATTERS
                     --------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to Carolina Power & Light Company ("CP&L"), a North Carolina corporation, in connection with the proposed exchange (the "Exchange") of all the outstanding shares of CP&L common stock for shares of common stock of CP&L Holdings, Inc. ("Holdings"), a newly-formed, wholly-owned subsidiary of CP&L, pursuant to the Agreement and Plan of Share Exchange, dated as of August 22, 1999, between CP&L and Holdings (the "Agreement"). This opinion letter is delivered to you in connection with a Registration Statement relating to the Exchange to be filed under the Securities Act of 1933 (the "Registration Statement").

         CP&L has several outstanding classes of voting stock: common stock, $5 preferred stock, and serial preferred stock (the two classes of preferred stock are collectively referred to herein as the "Preferred Stock"). In the Exchange, each outstanding share of CP&L common stock will be exchanged for a share of Holdings voting common stock. None of the CP&L Preferred Stock will be exchanged in the Exchange. Each outstanding share of Holdings common stock held by CP&L immediately before the Exchange will be canceled. As a result of the Exchange, the common shareholders of CP&L will own all of the issued and outstanding stock of Holdings, and Holdings will own all the issued and outstanding common stock of CP&L. CP&L common shareholders will not be entitled to exercise dissenter's rights with respect to the Exchange, but preferred shareholders will be entitled to exercise such rights.

         You have requested our opinion concerning certain federal income tax consequences of the Exchange. In giving this opinion, we have reviewed the Agreement, the Registration


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Carolina Power & Light Company
August 31, 1999
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Statement, and such other documents as we have considered necessary. In addition, we have been advised by appropriate officers of CP&L as follows:

         1. The fair market value of the Holdings common stock received by a CP&L shareholder in the Exchange will be approximately equal to the fair market value of the CP&L common stock surrendered in the Exchange.

         2. No share of Holdings common stock will be issued for services rendered to or for the benefit of Holdings in connection with the Exchange; none of the compensation received by any shareholder-employee of CP&L will be separate consideration for, or allocable to, any shares of CP&L common stock; none of the shares of Holdings common stock received by any shareholder-employee in the Exchange will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         3. No share of CP&L common stock has been or will be redeemed directly or indirectly (including, without limitation, through a partnership) by CP&L or acquired directly or indirectly (including, without limitation, through a partnership) by any subsidiary of CP&L in anticipation of the Exchange, except that CP&L might purchase some shares of its common stock in open market transactions prior to the Exchange, but CP&L will not solicit the purchase of (and will not knowingly purchase) any shares of CP&L common stock from any former shareholder of North Carolina Natural Gas Corporation. CP&L has not made and will not make any extraordinary distribution with respect to its stock in anticipation of the Exchange.

         4. There is no plan or intention for Holdings or any subsidiary of Holdings to acquire directly or indirectly (including, without limitation, through a partnership) or to make any extraordinary distribution with respect to any of the Holdings common stock issued in the Exchange, except that Holdings might purchase some shares of its common stock in open market transactions after the Exchange. Holdings will not solicit the purchase of (and will not knowingly purchase) any shares of Holdings common stock from any former shareholder of North Carolina Natural Gas Corporation.

         5. No liability of any CP&L shareholder will be assumed by Holdings or any other person in the Exchange, nor will any of the CP&L common stock be acquired subject to any liability.

         6. In the Exchange, Holdings will acquire at least 80 percent of (a) the total combined voting power of all classes of CP&L voting stock, (b) each class of CP&L nonvoting stock, and


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Carolina Power & Light Company
August 31, 1999
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(c) the total fair market value of all the outstanding stock of CP&L.

         7. After the Exchange, CP&L will not issue additional shares of its stock that would result in Holdings owning less than 80 percent of (a) the total combined voting power of all classes of CP&L voting stock, (b) each class of CP&L nonvoting stock, or (c) the total fair market value of all the outstanding stock of CP&L.

         8. Immediately after the effective time of the Exchange, CP&L will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in CP&L that would result in Holdings owning less than 80 percent of (a) the total combined voting power of all classes of CP&L voting stock, (b) each class of CP&L nonvoting stock, or (c) the total fair market value of all the outstanding stock of CP&L.

         9. Except for the potential issuance of shares of Holdings common stock in connection with the possible acquisition of Florida Progress Corporation, there is no plan or intention for Holdings to issue additional shares of its stock after the Exchange that would result in the former CP&L common shareholders owning less than 80 percent of (a) the total combined voting power of all classes of Holdings voting stock, (b) each class of Holdings nonvoting stock, and (c) the total fair market value of all the outstanding stock of Holdings.

         10. Except for the potential issuance of shares of Holdings common stock in connection with the possible acquisition of Florida Progress Corporation, at and immediately after the effective time of the Exchange, there will not be outstanding any warrants, options, convertible securities, or any other type of rights or agreements pursuant to which any person could acquire stock in Holdings that would result in the former CP&L common shareholders owning less than 80 percent of (a) the total combined voting power of all classes of Holdings voting stock, (b) each class of Holdings nonvoting stock, and (c) the total fair market value of all the outstanding stock of Holdings.

         11. CP&L common shareholders will not retain any rights in the CP&L common stock after the Exchange.

         12. On the effective date of the Exchange, the fair market value of CP&L's assets will exceed the sum of CP&L's liabilities plus the amount of liabilities, if any, to which its assets are subject.

         13. Following the Exchange, CP&L will continue its historic business or use a significant portion of its historic business assets in a business.


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Carolina Power & Light Company
August 31, 1999
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         14. There is no indebtedness existing between (a) CP&L or any subsidiary of CP&L and (b) Holdings.

         15. There is no indebtedness existing between Holdings and any CP&L common shareholder, and no indebtedness will be created in favor of any CP&L common shareholder as a result of the Exchange.

         16. CP&L shareholders will pay their expenses, if any, incurred in connection with the Exchange.

         17. Neither CP&L nor Holdings has any plan or intention (a) to liquidate CP&L, (b) to merge CP&L into another entity, (c) to sell or otherwise dispose of any stock of CP&L, or (d) to sell or otherwise dispose of any of CP&L's assets except for (i) dispositions made in the ordinary course of business and (ii) the possible distribution of all of the stock of one or more subsidiaries of CP&L to Holdings.

         18. There is no plan or intention to liquidate Holdings, to merge it with any other entity, or to dispose of its assets other than in the ordinary course of business.

         19. After the Exchange, (a) less than 50 percent of the fair market value of Holdings' assets (excluding cash, cash items and equivalents, accounts receivable, and United States government securities) will consist of stocks and securities and (b) less than 80 percent of the fair market value of Holdings' assets will consist of: stocks, securities, other equity interests in corporations, money, evidences of indebtedness, options, forward or futures contracts, notional principal contracts and derivatives, foreign currency, interests in common trust funds or publicly traded partnerships, precious metals, interests in regulated investment companies or real estate investment trusts, equity interests (other than in a corporation) that are readily convertible into or exchangeable for any of the preceding assets, and interests in an entity substantially all of the assets of which consist of any of the preceding assets. For purposes of the preceding sentence, a corporation's assets exclude stock and securities issued by any subsidiary at least 50 percent of the voting power or 50 percent of the total fair market value of the stock of which is owned by a corporation, but a corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary.

         20. At all times during the five-year period ending on the effective date of the Exchange, no CP&L shareholder that is a nonresident alien or foreign entity has owned directly or indirectly of record or, to the knowledge of CP&L, beneficially more than five percent of the outstanding CP&L common stock.


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Carolina Power & Light Company
August 31, 1999
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         21. Any shares of Holdings common stock received in exchange for shares of CP&L common stock that were acquired in connection with the performance of services and are subject to a substantial risk of forfeiture within the meaning of section 83(c) of the Internal Revenue Code (the "Code") will be subject to substantially the same risk of forfeiture after the Exchange.

         On the basis of the foregoing, and assuming that the Exchange will be consummated in accordance with the Agreement, we are of the opinion that (under existing law) for federal income tax purposes:

         1. The Exchange will be a reorganization within the meaning of section 368(a)(1)(B) of the Code or an exchange to which section 351(a) of the Code applies.

         2. Holdings will not recognize any gain or loss on the issuance of Holdings common stock or the acquisition of CP&L common stock in the Exchange.

         3. CP&L will not recognize any gain or loss on Holdings' acquisition of CP&L common stock solely in exchange for shares of Holdings common stock in the Exchange.

         4. A CP&L shareholder will not recognize gain or loss on the exchange of shares of CP&L common stock solely for shares of Holdings common stock in the Exchange.

         5. The aggregate basis of the shares of Holdings common stock received by a CP&L shareholder in the Exchange will be the same as the shareholder's aggregate basis in the shares of CP&L common stock exchanged therefor.

         6. The holding period for shares of Holdings common stock received by a CP&L shareholder in the Exchange will include the holding period for the shares of CP&L common stock exchanged therefor, if such shares of CP&L common stock are held as a capital asset on the effective date of the Exchange.

         We are also of the opinion that the material federal income tax consequences of the Exchange to CP&L common shareholders are fairly summarized in the Registration Statement under the headings "Summary--How will the holding company transaction affect my income taxes?" and "The Holding Company Proposal--Material Federal Income Tax Consequences."

         Except as set forth above, we express no opinion regarding any tax consequences of the Exchange. This opinion may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our prior written consent. We consent to the use of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement under the aforementioned headings.


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Carolina Power & Light Company
August 31, 1999
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In giving this consent, we do not admit that we are within the category of persons whose consent is required by section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.




                                            Very truly yours,


                                            /s/ Hunton & Williams